As filed with the Securities and Exchange Commission on January 9, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLOUDERA, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26‑2922329 (I.R.S. Employer Identification Number)
Cloudera, Inc.
395 Page Mill Road
Palo Alto, California 94306
(650) 362‑0488
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas J. Reilly
Chief Executive Officer
Cloudera, Inc.
395 Page Mill Road
Palo Alto, California 94306
(650) 362‑0488
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David A. Bell, Esq.
Jen Hitchcock, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
(650) 988‑8500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post‑effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post‑effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non‑accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Cloudera Common Stock, par value $0.00005 per share	791,055	$7.74(4)	$6,122,766(4)	$743
Cloudera Common Stock, par value $0.00005 per share	151,821	$16.46(5)	$2,498,974(5)	$303
TOTAL	942,876	N/A	$8,621,740	$1,046

(1)
This Registration Statement on Form S‑3 covers 942,876 shares of common stock, $0.00005 par value per share, (“Common Stock”) of Cloudera, Inc. (the “Registrant”). In connection with the Agreement and Plan of Merger, dated as of October 3, 2018, by and among the Registrant, Surf Merger Corporation and Hortonworks, Inc. (the “Merger Agreement”), the shares (the “Assumed Shares”) subject to option awards that were outstanding under the Amended and Restated Hortonworks, Inc. 2014 Stock Option and Incentive Plan (the “2014 Plan”) and  the Hortonworks, Inc. 2011 Stock Option and Grant Plan, as amended (“2011 Plan”, and together with the 2014 Plan, the “Plans”), were assumed by the Registrant at the effective time of the merger of Surf Merger Corporation with and into Hortonworks, Inc., whereby Hortonworks, Inc. became a wholly owned subsidiary of the Registrant (the “Merger”). Pursuant to the terms of the Merger Agreement, the Assumed Shares were adjusted to equal: (x) the number of shares of Hortonworks common stock subject to the Hortonworks option award immediately prior to the Merger, multiplied by (y) 1.305, with such product rounded down to the nearest whole share of Common Stock.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(3)
Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by $1,046, representing a portion of the dollar amount of the filing fee previously paid by the Registrant that corresponds to unsold shares registered pursuant to the Company’s Registration Statement on Form S‑4 (No. 333‑228155) originally filed with the U.S. Securities and Exchange Commission on November 5, 2018, as amended (the “Form S‑4”). A Post‑Effective Amendment to the Form S‑4 to deregister such unsold shares of Common Stock is being filed immediately prior to the filing of this Registration Statement.

(4)
Based on the weighted average exercise price per share of options granted under the 2011 Plan for the shares registered hereby. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act.

(5)
Based on the weighted average exercise price per share of options granted under the 2014 Plan for the shares registered hereby. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act.

PROSPECTUS
CLOUDERA, INC.
942,876 Shares of Common Stock
Issuable under
the Hortonworks, Inc. 2011 Stock Option and Grant Plan, as amended and the Amended and Restated Hortonworks, Inc. 2014 Stock Option and Incentive Plan

We are offering an aggregate of 791,055 shares of our common stock issuable upon the exercise of certain options issued under the Hortonworks, Inc. 2011 Stock Option and Grant Plan, as amended (the “2011 Plan”) and an aggregate of 151,821 shares of our common stock issuable upon the exercise of certain options issued under the Amended and Restated Hortonworks, Inc. 2014 Stock Option and Incentive Plan (the “2014 Plan,” and together with the 2011 Plan, the “Plans”).
Our common stock is traded on the New York Stock Exchange under the symbol “CLDR.” On January 7, 2019, the last reported sale price of our common stock on the New York Stock Exchange was $11.21 per share.

Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors described in, and incorporated by reference under, “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 8, 2019.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS
You should rely only on the information contained and incorporated by reference into this prospectus or in any prospectus supplement. We have not authorized anyone to provide information or to make representations not contained in this prospectus. You must not rely on any unauthorized information or representation. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date of this prospectus or any prospectus supplement, or that the information contained in any document incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale made under this prospectus.
This prospectus may be supplemented from time to time by one or more prospectus supplements. Any such prospectus supplements may include additional or different information, such as additional or different risk factors or other special considerations applicable to us or our business, financial condition or results of operations. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in the prospectus supplement.
This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor it is an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful.
Unless the context requires otherwise, references in this prospectus to “Cloudera,” “the Company,” “we,” “us” and “our” refer to Cloudera, Inc., a Delaware corporation, and our consolidated subsidiaries, and references in this prospectus to “Hortonworks” refers to Hortonworks, Inc., a Delaware corporation. This prospectus, including the documents incorporated by reference, contains references to a number of trademarks that are our registered trademarks or those of our affiliates, or trademarks for which we or our affiliates have pending registration applications or common law rights. This prospectus may also include trade names, trademarks and service marks of other companies and organizations.
CAUTIONARY STATEMENT REGARDING FORWARD‑LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward‑looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties, including, but not limited to, statements related to: statements about future financial and operating results; benefits of the transaction to customers, stockholders and employees; potential synergies; the ability of the combined company to drive growth and expand customer and partner relationships; statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans; statements regarding future economic conditions or performance; and other statements regarding the proposed transaction. Forward‑looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” “project,” “could,” “estimate,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “pursue,” “should,” “target” or similar expressions, and include the assumptions that underlie such statements. Such forward‑looking statements are made as of the date hereof and are based on our current expectations, beliefs and intentions regarding future events or our financial performance and the information available to management as of the date hereof. Our actual results could differ materially from those expected, discussed or projected in the forward‑looking statements contained in this prospectus for any number of reasons, including, but not limited to: fluctuations in our and Hortonworks’ operating results, which may be influenced by, among other things, changes in software and technology industry conditions; our and Hortonworks’ inability to accurately predict market needs, or the market’s failure to accept our and Hortonworks’ unified platform, new software and technologies and the products of our respective customers; customer concentration risks, including the gain or loss of significant customers; results in pending and future litigation or other proceedings that would subject us or Hortonworks to significant monetary damages or penalties and/or require us or Hortonworks to change our business practices, or the costs incurred in connection with those proceedings; our and Hortonworks’ inability to effectively execute on strategic transactions, or to integrate or achieve anticipated benefits from any acquired business; the ability to expand our and Hortonworks’ respective customer base, renew subscriptions

i

and expand penetration of existing customers; the ability to retain key employees and suppliers; the ability to successfully enter new markets and manage international expansion; the impact of global economic conditions, fluctuations in exchange rates, labor relations, competitive actions taken by other software and technology businesses or other competitors, terrorist attacks or natural disasters; taking of governmental action (including the passage of legislation) to block the transactions contemplated by the merger agreement with Hortonworks or otherwise adversely affecting us or Hortonworks; outcome of any legal proceedings that have been or may be instituted against us, Hortonworks or others following announcement of the transactions contemplated by the merger agreement; challenges, disruptions and costs of closing, integrating, restructuring and achieving anticipated synergies, or that such synergies will take longer to realize than expected; uncertainty as to the long‑term value of our common stock and/or the materialization of one or more of the risks set forth above or incorporated by reference into this prospectus. This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive.
You should carefully review the discussion of the risks and uncertainties described in, and incorporated by reference under, “Risk Factors” beginning on page 2 of this prospectus and in any prospectus supplement, as well as in the documents we file from time to time with the Securities and Exchange Commission (the “SEC”), which are incorporated herein by reference. These forward‑looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to update the forward‑looking statements, and the estimates and assumptions associated with them, except to the extent required by applicable securities laws. You should however, review additional disclosures we make in our Annual Report on Form 10‑K, Quarterly Reports on Form 10‑Q and Current Reports on Form 8‑K filed with the SEC.

ii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our company, the common stock being offered hereby, and our financial statements and notes thereto incorporated by reference in this prospectus.
Our Company
Cloudera empowers people to transform complex data into clear and actionable insights through the industry’s first enterprise data cloud, a public cloud experience everywhere for data anywhere. An enterprise data cloud supports both hybrid (on-premise, private and public cloud) and multi-cloud deployments, avoiding lock-in and affording enterprises flexibility to perform machine learning and analytics with a public cloud-like experience anywhere their data resides: Edge, data center/on-premises, public cloud and private cloud. Our software is differentiated by operation on all major public cloud infrastructure, including Amazon Web Services, Microsoft Azure, Google, IBM and Oracle, and is data store independent, using Amazon S3, Azure Data Lake Storage, HDFS and NoSQL databases as well as other forms of storage. Our enterprise data cloud unlocks the power of any data, running in any cloud from the Edge to AI, on a 100% open-source data platform.
Cloudera has over 2,000 global customers across multiple industry verticals and key strategic partnerships with Intel, IBM and Microsoft.
In January 2019, we consummated our merger with Hortonworks, Inc. (referred to herein as the “merger”). Hortonworks is a recognized leader in open‑source global data management solutions so that customers can deploy modern data architectures and realize the full value of their data. Hortonworks’ enterprise‑ready solutions enable organizations to govern, secure and manage data of any kind, wherever it is located, and turn it into actionable intelligence that will help them transform their businesses. Hortonworks’ platforms allow enterprises to manage their data on a global scale, whether it is data‑in‑motion or data‑at‑rest. Hortonworks has the expertise, experience and proven solutions to power modern data applications, including streaming analytics, data science, artificial intelligence and more.
Cloudera was incorporated in Delaware in 2008. The initial public offering took place in April 2017, at which time our common stock commenced trading on the New York Stock Exchange. Our stock is listed on the New York Stock Exchange under the ticker symbol “CLDR”.
Our corporate headquarters are located at 395 Page Mill Road, Palo Alto, California 94306, and our main telephone number is (650) 362‑0488. We maintain a website at www.Cloudera.com. The contents of our website are not incorporated into, or otherwise to be regarded as part of, this prospectus.
The Offering
We are registering the issuance of up to an aggregate of 791,055 shares of our common stock, issuable upon the exercise of certain options under the 2011 Plan, and an aggregate of 151,821 shares our common stock, issuable upon the exercise of certain options under the 2014 Plan that (i) were held by certain persons who were current or former service providers of Hortonworks or its subsidiaries prior to the merger, but who are not service providers of the combined company or its subsidiaries after the effective time of the merger and (ii) were outstanding immediately prior to the effective time of the merger and were converted into options of Cloudera at the effective time of the merger. We will receive proceeds from the exercise of any options by these option holders. See “Use of Proceeds” beginning on page 6.

RISK FACTORS
Investing in our common stock involves risks. Before deciding to invest in our common stock, please read carefully the risks and uncertainties described below and incorporated by reference in this prospectus or any prospectus supplement. These risks and uncertainties include those discussed in our Annual Report on Form 10‑K for the fiscal year ended January 31, 2018 and in our Quarterly Report on Form 10‑Q for the period ended October 31, 2018 and which may be updated, supplemented or superseded by the risks and uncertainties described in the reports we subsequently file with the SEC. See “Incorporation by Reference” and “Where You Can Find More Information” on page 9. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks or uncertainties described in this prospectus or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Please also see “Cautionary Statement Regarding Forward‑Looking Statements” beginning on page i.
Risk Factors Relating to the Merger with Hortonworks
Failure to successfully integrate the businesses of Cloudera and Hortonworks in the expected time‑frame may adversely affect the combined company’s future results.
Cloudera and Hortonworks entered into the merger agreement with the expectation that the merger will result in various benefits, including certain cost savings and operational efficiencies or synergies. To realize these anticipated benefits, the businesses of Cloudera and Hortonworks must be successfully integrated. Historically, Cloudera and Hortonworks have been independent companies. The integration may be complex and time consuming and may require substantial resources and effort. The management of the combined company may face significant challenges in consolidating the operations of Cloudera and Hortonworks, integrating the two companies’ technologies, procedures, and policies, as well as addressing the different corporate cultures of the two companies. If the companies are not successfully integrated, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.
Customer uncertainties related to the merger could adversely affect the businesses, revenues and gross margins of the combined company.
Due to ongoing uncertainty about the merger, customers of Cloudera or Hortonworks may delay or defer purchasing decisions or elect to switch to other suppliers. In particular, prospective customers could be reluctant to purchase the products and services of the combined company due to uncertainty about the direction of the combined company’s offerings and willingness to support existing products. To the extent that the merger creates uncertainty among those persons and organizations contemplating purchases such that customers delay, defer or change purchases in connection with the merger, the revenues the combined company would be adversely affected. Customer assurances may be made by Cloudera and Hortonworks to address their customers’ uncertainty about the direction of the combined company’s product and related support offerings, which may result in additional obligations of the combined company. As a result of any of these actions, quarterly revenues and net earnings of the combined company could be substantially below expectations of market analysts and a decline in the stock price could result.
The combined company must continue to retain, recruit, and motivate executives and other key employees, and failure to do so could negatively affect the combined company.
For the merger to be successful, the combined company must continue to retain, recruit and motivate key employees in order for the benefits of the transaction to be fully realized. Employees of the combined company may experience uncertainty about their future roles with the combined company until, or even after, strategies with regard to the combined company are announced and executed. The potential distractions related to the merger may adversely affect the ability of the combined company to keep executives and other key employees focused on business strategies and goals, to address other important personnel matters and to retain them at all. A failure by the combined company to attract, retain and motivate executives and other key employees could have a negative impact on the combined company’s business.
The merger involves the integration of Cloudera’s and Hortonworks’ platforms, each of which has operated independently prior to and may continue to operate independently for some time after the closing of the merger, and Cloudera may not be successful at integrating the independent platforms or realizing the anticipated synergies and other expected benefits of the merger.
The merger involves the integration of Cloudera’s and Hortonworks’ platforms, each of which has operated independently prior to, and may continue to operate independently for some time after, the closing of the merger. The combined company expects to benefit from cost synergies due to increased operating efficiencies and leveraging economies of scale. The combined company expects to achieve such benefits from savings in research and development due to extensive overlap in functionality between the two platforms, and the consolidation and reduction of areas of overlap in operating and other expenses, including consolidation of headquarters and other offices, sales and marketing expenses and the expenses of maintaining two separate public companies. The combined company will be required to devote significant management attention and resources to the integration of the platforms. The potential difficulties the combined company may encounter in the integration process include, but are not limited to, the following:

•
the inability to successfully consolidate Cloudera’s and Hortonworks’ operations in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the time‑frame currently anticipated or at all;

•
the complexities associated with integrating personnel from the two companies who are familiar with each of the respective platforms, including combining independent employee cultures which could impact morale;

•	the complexities of combining two independently operated platforms (and of combining two companies in general with different histories, cultures, geographic footprints and portfolio assets);

•	difficulties or delays in redeploying the capital acquired in connection with the merger into the integration of the independently operated platforms;

•	potential unknown liabilities and unforeseen increased expenses, delays or conditions associated with the merger; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations and platforms.
For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in its operations, services, standards, controls, policies and procedures, any of which could adversely affect the combined company’s ability to successfully integrate the independently operated platforms, to achieve the anticipated benefits of the merger, or could otherwise materially and adversely affect its business and financial results.
The market price for shares of the combined company’s common stock may be affected by factors different from those affecting the market price for shares of Cloudera common stock and Hortonworks common stock prior to the merger.
Although in operating in the market for data management the combined company will generally be subject to the same risks that each of Cloudera and Hortonworks faced, those risks may affect the results of operations of the combined company differently than they could affect the results of operations of each of Cloudera and Hortonworks as separate companies. Additionally, the results of operations of the combined company may be affected by additional or different factors than those that affected the results of operations of Cloudera and Hortonworks, including, but not limited to, complexities associated with managing the larger, more complex, combined business; integrating personnel from the two companies while maintaining focus on providing products and services; and potential performance shortfalls resulting from the diversion of management’s attention caused by integrating the companies’ operations.
The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.
The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold a significant number of patents, there can be no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of the combined company’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide the combined company with meaningful protection. The combined company, now and in the future, may not have foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents.
Failure to develop, introduce and sell new products or failure to develop and implement new technologies, could adversely impact the financial results of the combined company.
The market for data management, machine learning and analytics platforms is an intensely competitive, quickly changing environment marked by rapid obsolescence of existing products. Success of the combined company will depend on its ability to develop and introduce new products and improvements. The combined company anticipates challenges from current competitors, which in many cases are more established and enjoy greater resources than the combined company, as well as by new entrants into the industry. If the combined company fails to introduce new product designs or technologies in a timely manner or if customers do not successfully introduce new systems or products incorporating products of the combined company, the business, financial condition and results of operations of the combined company could be materially harmed.
The software and technology industry is prone to intellectual property litigation.
As is typical in the software and technology industry, each of Cloudera and Hortonworks was frequently involved in disputes regarding patent and other intellectual property rights. Each of Cloudera and Hortonworks has in the past received, and the combined company may in the future receive, communications from third parties asserting that certain of its products, processes or technologies infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights, and the combined company may also receive claims of potential infringement if it attempts to license intellectual property to others. Defending these claims may be costly and time consuming, and may divert the attention of management and key personnel from other business issues. Claims of intellectual property infringement also might require the combined company to enter into costly royalty or license agreements. The combined company may be unable to obtain royalty or license agreements on acceptable terms. Resolution of whether any of the products or intellectual property of the combined company has infringed on valid rights held by others could adversely affect the results of operations or financial position and may require material changes in production processes and products.

General economic weakness and geopolitical factors may harm the combined company’s operating results and financial condition.
The results of operations of the combined company will be dependent to a large extent upon the global economy. Geopolitical factors such as terrorist activities, armed conflict or global health conditions that adversely affect the global economy may adversely affect the operating results and financial condition of the combined company.

USE OF PROCEEDS
We will receive proceeds from the sale of our common stock offered hereby if any of the options to which such common stock relates are exercised by the option holders in accordance with their terms. As described above, the options to which our common stock offered hereby relates are options under the Plans (i) that were held by certain persons who were former or current service providers of Hortonworks or its subsidiaries prior to the merger, but who are not service providers of the combined company or its subsidiaries after the effective time of the merger and (ii) that were outstanding immediately prior to the effective time of the merger and were converted into options of Cloudera at the effective time of the merger. The weighted average exercise price per share of the options held by these holders as of January 8, 2019, is $7.74 per share under the 2011 Plan and $16.46 per share under the 2014 Plan. If all of the options issued under the Plans to the holders were exercised in full for cash, we would receive an aggregate amount of $8,621,740 in proceeds. We intend to use the proceeds from the exercise of such options for general corporate purposes. See “Plan of Distribution.”
PLAN OF DISTRIBUTION
Subject to the terms of the applicable award agreements, the exercise price of the options held by each holder may be paid by, among other manners, cash, cash equivalents, net exercise (other than for incentive stock options) or through a broker‑assisted “sell to cover” or same‑day sale pursuant to which the proceeds of any such sale and applicable tax withholdings are remitted to the company. Until we issue the shares of common stock upon exercise of the options to the holder thereof, the holder will have no rights as a stockholder with respect to the underlying shares. The options for the shares offered hereby will remain outstanding until the options are exercised or otherwise terminate in accordance with the terms of the option agreements provided under the applicable Plans; provided that the terms of certain of the options held by former service‑providers, including former senior executive officers of Hortonworks for which shares are being offered hereby, will remain outstanding until the options are exercised or terminate in accordance with the applicable provisions of certain of Hortonworks’ change of control agreements or other arrangements, including certain extended post‑termination exercise agreements entered into by and between Hortonworks and such individuals. The Plans are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion is intended only as a summary of the general United States income tax laws in effect as of the date of this prospectus that apply to options granted under the Plans and the sale of the shares acquired upon exercise of the options. However, the tax consequences to any particular taxpayer will depend upon his or her individual circumstances. This discussion does not address all income tax consequences that may be relevant in light of each holder’s individual circumstances, including if the holder is not a U.S. person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)). In addition, this discussion does not address any foreign, state or local tax or any non‑income tax consequences. If any of the holders are not United States taxpayers, the taxing jurisdiction or jurisdictions which apply to that individual will determine the particular tax consequences of his or her participation in the Plans. Accordingly, we strongly advise each applicable holder to seek the advice of a qualified tax adviser regarding participation in the 2011 Plan or the 2014 Plan, as applicable.
The following discussion assumes that each option was granted with an exercise price at least equal to the fair market value of the shares at the time of grant, and that the per share exercise price of an option is less than the per share fair market value of on the date of exercise.
Non‑Statutory Stock Options
If the holder was granted a nonstatutory stock option, the holder was not required to include any amount in income in respect of the option at the time of grant. However, upon the exercise of a nonstatutory stock option, the holder will recognize ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) received is greater than the exercise price paid.

Any gain or loss recognized upon the subsequent sale or disposition of shares acquired by a holder generally will be treated as capital gain or loss and will be long‑term or short‑term depending on whether the holder held the shares for more than one year following exercise. The amount of such gain or loss will be the difference between the amount realized by the holder upon the sale or other disposition of the shares, and the value of the shares at the time of exercise.
Incentive Stock Options
Incentive stock options are options that are intended to qualify for special treatment available under Section 422 of the Code. Holders of incentive stock options generally are not required to include any amount in income as a result of the grant or exercise of incentive stock options.
Any gain upon a subsequent sale or other disposition of the shares acquired upon exercise of an incentive stock option generally will be taxed at long‑term capital gain rates if the holder sells such shares:

•	more than two (2) years after the date of grant, and

•	more than one (1) year after the date of exercise.
However, if any sale or other disposition of the shares occurs earlier than the holding periods described above, generally any gain up to the difference between the value of the shares on the date of exercise and the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long‑term or short‑term capital gain rates, depending on whether the shares were held for more than one year.
Any loss recognized upon disposition of shares purchased through the exercise of an incentive stock option, whether before or after expiration of the two‑year and one‑year holding periods, will be treated as a capital loss. Such loss will be long‑term or short‑term depending on whether the shares were held for more than one year. However, if a holder sells or otherwise disposes of shares that are purchased through the exercise of an incentive stock option earlier than either of the above holding periods in a transaction in which the holder would not be entitled to recognize a loss for tax purposes (if sustained) (for example, a gift), the excess of the value of the shares on the exercise date over the exercise price will generally be treated as ordinary income.
If a holder is subject to the alternative minimum tax, the rules that apply to incentive stock options described above do not apply. Accordingly, if a holder holds incentive stock options and is subject to the alternative minimum tax, the holder should consult his or her tax adviser before exercising any incentive stock options.
Tax Rates
In general, long‑term capital rates apply when shares (or other capital assets) have been held for more than one‑year, and short‑term capital rates apply when shares (or other capital assets) have been held for one‑year or less. The maximum marginal federal tax rate on long‑term capital gains is 20% in 2018 and in 2019, and the maximum marginal federal tax rate on short‑term capital gains 37%. Whether a holder’s long‑term or short‑term capital gain rate is the maximum rate depends on his or her annual income level and filing status (e.g., whether the holder is filing as a single taxpayer or married and filing a joint return).
A holder’s annual “net investment income”, as defined in section 1411 of the Code, may be subject to a 3.8% federal surtax, generally referred to as the Medicare Surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares subject to your awards. Whether your net investment income will be subject to the Medicare Surtax will depend on your level of annual income and other factors.
In general, the maximum marginal federal tax rate on individual income is 37% in 2018 and in 2019. Whether a holder’s individual income tax rate is the maximum rate depends on his or her annual income level and filing status (e.g., whether the holder is filing as a single taxpayer or married and filing a joint return). Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS A SUMMARY, AND IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

LEGAL MATTERS
The validity of the common stock offered by this prospectus has been passed upon for Cloudera by Fenwick & West LLP, Mountain View, California.
EXPERTS
The consolidated financial statements of Cloudera, Inc. appearing in Cloudera, Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Hortonworks, incorporated in this prospectus by reference from Hortonworks, Inc. Annual Report on Form 10-K for the year ended December 31, 2017 are incorporated by reference into Cloudera, Inc.’s Form 8-K/A filed on January 8, 2019 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S‑3 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the securities offered hereby, reference is made to the registration statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.
We also maintain a website at www.cloudera.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. You may also inspect these documents at our corporate headquarters at 395 Page Mill Road, Palo Alto, California 94306, during normal business hours.
INCORPORATION BY REFERENCE
The SEC permits us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. This prospectus incorporates by reference the documents listed below that we previously filed with the SEC (excluding any portions of any Form 8‑K that are not deemed “filed” pursuant to the General Instructions of Form 8‑K):

•	our Annual Report on Form 10‑K for the fiscal year ended January 31, 2018, filed with the SEC on April 4, 2018;

•
our Quarterly Reports on Form 10‑Q for the quarters ended April 30, 2018, July 31, 2018, and October 31, 2018 and filed with the SEC on June 6, 2018, September 6, 2018, and December 6, 2018, respectively;

•
our Current Reports on Form 8‑K filed with the SEC on February 2, 2018, March 29, 2019, June 29, 2018, July 5, 2018, October 3, 2018, November 20, 2018, December 28, 2018, January 3, 2018 and January 8, 2019, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8‑K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference herein;

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by our Annual Report referred to in (a) above; and

•
the description of our common stock contained in our Registration Statement on Form 8‑A (Registration No. 001‑38069) dated April 24, 2017 filed pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

In addition, we incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (in each case, other than those documents or the portions of those documents not deemed to be filed) that are made between the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed.
We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus or any prospectus supplement hereto is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference into this prospectus or any prospectus supplement, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for such information should be directed to:
Cloudera, Inc.
395 Page Mill Road
Palo Alto, California 94306
(888) 789‑1488
http://investors.Cloudera.com
In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.  Other Expenses of Issuance and Distribution.
The following table sets forth an estimate of the Registrant’s expenses in connection with the issuance and distribution of the securities being registered hereby. All amounts are estimates except the SEC registration fee.

Amount
SEC Registration Fee	$1,046
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$100,000
Miscellaneous	$4,954
Total	$156,000
Item 15.  Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Cloudera’s certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. Cloudera’s bylaws provide for the mandatory indemnification of its directors and officers to the maximum extent permitted by Delaware law. In addition, Cloudera’s bylaws give it the power to indemnify its employees and agents to the maximum extent permitted by Delaware law.
The merger agreement provides that the combined company and its subsidiaries will, and Cloudera will cause the combined company and its subsidiaries to, honor and fulfill in all respects the obligations of Hortonworks and its subsidiaries in any indemnification agreements of Hortonworks and its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the effective time of the merger with respect to acts or omissions prior to the effective time of the merger. The merger agreement also provides that, for a period of six years following the effective time of the merger, the combined company and its subsidiaries will, and Cloudera will cause their respective certificates of incorporation and bylaws (and other similar organizational documents) to include indemnification, advancement of expenses and exculpation provisions at least as favorable as such provisions contained in the organizational documents of Hortonworks and its subsidiaries immediately prior to the effective time of the merger.
The merger agreement further requires the combined company to, and Cloudera to cause the combined company to, for a period of six years following the effective time of the merger, maintain in effect the existing policy of Hortonworks’ directors’ and officers’ liability insurance covering claims arising from facts or events that occurred at or prior to the effective time of the merger, and also maintain such officers’ and directors’ liability insurance policy with coverage and amounts no less favorable than those Hortonworks maintained for its directors and officers prior to the merger under the existing Hortonworks officers’ and directors’ liability insurance policy as of the date of the merger agreement. However, the combined company will not be obligated to make annual premiums in excess of 300% of the current annual premium paid by Hortonworks. If annual premiums for existing coverage exceed such maximum amount, the combined company will obtain a policy with the greatest coverage available at a cost not exceeding 300% of the current premium. Alternatively, prior to the effective time of the merger, Cloudera or Hortonworks may purchase a six year “tail” prepaid policy on the existing Hortonworks officers’ and directors’ liability insurance policy, with coverage and amounts no less favorable than those currently in effect. The agreements regarding insurance and indemnification are enforceable by the directors and officers of Hortonworks and are binding on the successors and assigns of Cloudera and the combined company.

Item 16.  Exhibits.
The following exhibits are filed herewith:

Exhibit Number		Incorporated by Reference				Filed
	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.01	Restated Certificate of Incorporation	10‑Q	001‑38069	3.01	June 9, 2017

4.02	Restated Bylaws	10‑Q	001‑38069	3.02	June 9, 2017

4.03	Form of Registrant’s Common Stock Certificate	S‑1	333‑217071	4.01	March 31, 2017

5.01	Opinion of Fenwick & West LLP					X

23.01	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X

23.02	Consent of Deloitte and Touche LLP, Independent Registered Public Accounting Firm					X

23.03	Consent of Fenwick & West LLP (contained in Exhibit 5.01)					X

24.01	Power of Attorney (included on the signature page to this Registration Statement)					X

99.01	Hortonworks, Inc. 2011 Stock Option and Grant Plan, and Forms of Award Agreements					X

99.02	Amended and Restated Hortonworks, Inc. 2014 Stock Option and Incentive Plan, and Forms of Award Agreements					X
Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S‑3 and the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or, as to a registration statement on Form S‑3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other (5) than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 8th day of January, 2019.

CLOUDERA, INC.

By:	/s/ Thomas J. Reilly
Thomas J. Reilly
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Thomas J. Reilly and Jim Frankola, and each or any of them, as the undersigned’s true and lawful attorneys‑in‑fact and agents, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including pre‑effective and post‑effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act of 1933, as amended) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys‑in‑fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effect the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys‑in‑fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas J. Reilly	Chief Executive Officer and Director (Principal Executive Officer)	January 8, 2019
Thomas J. Reilly

/s/ Jim Frankola	Chief Financial Officer (Principal Financial Officer)	January 8, 2019
Jim Frankola

/s/ Scott Reasoner	Chief Accounting Officer (Principal Accounting Officer)	January 8, 2019
Scott Reasoner

/s/ Robert Bearden	Director	January 8, 2019
Robert Bearden

/s/ Martin I. Cole	Director	January 8, 2019
Martin I. Cole

/s/ Paul Cormier	Director	January 8, 2019
Paul Cormier

/s/ Peter Fenton	Director	January 8, 2019
Peter Fenton

/s/ Kimberly Hammonds	Director	January 8, 2019
Kimberly Hammonds

/s/ Kevin Klausmeyer	Director	January 8, 2019
Kevin Klausmeyer

/s/ Rose Schooler	Director	January 8, 2019
Rose Schooler

/s/ Michael A. Stankey	Director	January 8, 2019
Michael A. Stankey